UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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INSMED INCORPORATED

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE

and

PROXY STATEMENT

for

ANNUAL MEETING

of

SHAREHOLDERS

MAY 24, 2012

9 Deer Park Drive, Suite C
Monmouth Junction, New Jersey 08852-1923

Insmed Incorporated
9 Deer Park Drive, Suite C
Monmouth Junction, NJ 08852-1923
(732) 997-4600

ANNUAL MEETING OF SHAREHOLDERS

April 23, 2012

To the Shareholders:,

We cordially invite you to attend the 2012 Annual Meeting of Shareholders to be held at the Sofitel Hotel 120 South 17th Street, Philadelphia, PA 19103 on May 24, 2012, at 9:00 a.m. local time.  A formal notice of the meeting, together with a proxy statement and proxy form, is enclosed with this letter.  The notice points out that you will be asked to:

(i)	elect two Class III directors to serve until the 2015 Annual Meeting of Shareholders;
(ii)	ratify the appointment of Ernst & Young LLP as our independent public accountants for the fiscal year ending December 31, 2012; and
(iii)	transact such other business as may properly come before the meeting.

Please read the notice and proxy statement carefully, complete the proxy form and mail it promptly.  A postage-paid return envelope is enclosed for your convenience.

Whether or not you plan to attend the Annual Meeting in person and regardless of the number of shares of Common Stock you own, please complete, sign, date and return the enclosed proxy promptly in the accompanying prepaid envelope.

Sincerely yours,

/s/ Donald Hayden, Jr.
DONALD HAYDEN, JR.
Chairman of the Board

INSMED INCORPORATED

9 Deer Park Drive, Suite C
Monmouth Junction, NJ 08852-1923
(732) 997-4600

_____________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 24, 2012

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Shareholders of Insmed Incorporated will be held at the Sofitel Hotel 120 South 17th Street, Philadelphia, PA 19103 on May 24, 2012, at 9:00 a.m. local time, for the following purposes:

1.	To elect two Class III directors to serve until the 2015 Annual Meeting of Shareholders;

2.	To ratify the appointment of Ernst & Young LLP as our independent public accountants for the fiscal year ending December 31, 2012; and

3.	To transact such other business as may properly come before the meeting.

Holders of record of shares of Insmed Common Stock at the close of business on March 30, 2012, will be entitled to vote at the meeting.

You are requested to complete, sign, date and return the enclosed proxy promptly, regardless of whether you expect to attend the Annual Meeting.  A postage-paid return envelope is enclosed for your convenience.  If you are present at the Annual Meeting, you may vote in person even if you already have sent in your proxy.

By Order of the Board of Directors
/s/ Andrea Holtzman Drucker
Andrea Holtzman Drucker
Corporate Secretary

April 23, 2012

PROXY STATEMENT
for
ANNUAL MEETING OF SHAREHOLDERS
of
INSMED INCORPORATED
To be held May 24, 2012

THE PROXY STATEMENT AND FORM OF PROXY FOR OUR 2012 ANNUAL MEETING AND
OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2011,
ARE AVAILABLE AT: www.insmed.com under the heading “Investors – SEC Filings. ”

In this Proxy Statement, we use the words the "Company," "Insmed," "Insmed Incorporated," "we," "us" and "our" to refer to Insmed Incorporated, a Virginia corporation. ARIKACE and IPLEX are registered trademarks of Insmed Incorporated. This Proxy Statement also contains trademarks of third parties. Each trademark of any third party appearing in this Proxy Statement is the property of its owner.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

PROXY STATEMENT
for
ANNUAL MEETING OF SHAREHOLDERS
of
INSMED INCORPORATED
To be held May 24, 2012

Solicitation of Proxies

The Board of Directors (the “Board”) of Insmed Incorporated (“Insmed,” which may be referred to as the “Company”, “we”, “us” or “our”) is soliciting your proxy for the Annual Meeting of Shareholders to be held at the Sofitel Hotel 120 South 17th Street, Philadelphia, PA 19103 on May 24, 2012, at 9:00 a.m., local time (the “Annual Meeting”).  This proxy statement and the accompanying proxy card are being mailed to our shareholders on or about April 23, 2012.

Information about the Annual Meeting

Who May Vote.   Shareholders of record at the close of business on March 30, 2012 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting.  As of the Record Date, we had 24,874,852 outstanding shares of Common Stock, $0.01 par value per share (the “Common Stock”). Each share of our Common Stock entitles the holder to one vote with respect to all matters submitted to shareholders at the Annual Meeting.  Beneficial owners of shares of our Common Stock may direct the record holder of the shares on how to vote the shares held on their behalf.

Shareholders of Record.   If on the Record Date, shares of our Common Stock were registered directly in your name with our transfer agent, then you are a shareholder of record.  As a shareholder of record, you may vote in person or by proxy at the Annual Meeting.  Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owners of Shares.   If on the Record Date, your shares of our Common Stock were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials have been forwarded to you by that organization.  The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual Meeting, and is required to vote those shares in accordance with your instructions.  If you do not give instructions to the organization holding your account, then the organization will have discretion to vote the shares with respect to “routine” matters but will not be permitted to vote the shares with respect to “non-routine” matters.  Accordingly, if you do not instruct your broker or other agent on how to vote your shares with respect to the “non-routine” matter, your shares will be “broker non-votes” with respect to that proposal.  Proposal 1, the Election of Directors, is a non-routine matter.  Proposal 2, the ratification of independent public accountants, is a routine matter.   As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account.  You are also invited to attend the Annual Meeting.  However, if you are not the shareholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

Quorum and Vote Required to Approve Each Item on the Proxy.   A majority of the outstanding shares of our Common Stock represented in person or by proxy at the Annual Meeting constitutes a quorum for the transaction of business at the Annual Meeting.

Proposal 1, the election of directors, requires the affirmative vote of the holders of a plurality of the votes cast in the election of directors.  Signing and returning your proxy will constitute a vote “for” the nominees unless your proxy specifies that you are withholding authority to vote for the nominees or for a specific nominee.  Any votes that are withheld and any broker non-votes will not be included in determining the number of votes cast.  In the event that any of the nominees are unavailable for election, the Board may either reduce the number of directors or choose a substitute nominee.  If the Board selects a substitute nominee, the shares represented by proxy will be voted “for” the substitute nominee unless other instructions are given in the proxy.  The Board has no reason to believe that the nominees will be unavailable.

Proposal 2, ratification of independent public accountants, does not require shareholder ratification under Virginia law, our Articles of Incorporation, as amended (“Articles of Incorporation”), or our Amended and Restated Bylaws (“Bylaws”). However, the Board is submitting the expected appointment of Ernst & Young to the shareholders for ratification as a matter of good corporate practice. In the event that a majority of the votes cast are against the ratification of Ernst & Young LLP as our independent public accountants for the fiscal year ending December 31, 2012, the Audit Committee of the Board will consider the vote and the reasons therefore in future independent auditor selection decisions.

Revoking a Proxy.   Anyone giving a proxy may revoke it at any time before it is voted by voting in person at the Annual Meeting or by delivering a later dated proxy or written notice of revocation to our Corporate Secretary.  Attendance at the Annual Meeting will not itself revoke a proxy.  A proxy, if executed and not revoked, will be voted at the Annual Meeting.  If a proxy contains any specific instructions, the proxy will be voted in accordance with such instructions.

Cost of Soliciting Proxies.  We will pay the cost of soliciting proxies.  In addition to the use of mail, proxies may be solicited in person or by telephone by our employees.  We have engaged Georgeson Inc. to assist in the solicitation of proxies from brokers, nominees, fiduciaries and other custodians.  We will pay that firm approximately $6,500 for its services and reimburse its out-of-pocket expenses for such items as mailing, copying, phone calls, faxes and other related items. We will indemnify Georgeson Inc. from any losses arising from that firm’s proxy soliciting services on our behalf.

Principal Executive Offices of Insmed

The address of our principal executive offices is 9 Deer Park Drive, Suite C, Monmouth Junction, New Jersey, 08852-1923.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Information Relating to the Election of Directors

Nominees.  The Board has nominated two current Class III directors, Melvin Sharoky, M.D. and Randall W. Whitcomb, M.D. (the “nominees” and each a “nominee”), for re-election at the Annual Meeting for the term expiring at the 2015 Annual Meeting of Shareholders.  Both directors were recommended by the other members of the Board and the Nominations and Governance Committee. Below is some information on the nominees.

Melvin Sharoky, M.D. – age 61.  Dr. Sharoky has been a member of our Board since May 2001 and served as our Chairman of the Board from June 2009 to December 2010. From January 2002 to March 2007, he was President and Chief Executive Officer (CEO) of Somerset Pharmaceuticals, Inc., a research and development pharmaceutical company which markets Eldepryl® for the treatment of patients with late stage Parkinson’s disease and developed EMSAM®, which was licensed to Bristol-Myers Squibb, for the treatment of patients with a major depressive disorder. Dr. Sharoky continued as a consultant to Somerset until December 2007.   He previously served as President of Somerset Pharmaceuticals from July 1995 to June 2001. From June 2001 to January 2002, Dr. Sharoky was retired.  From July 1995 through January 1998, Dr. Sharoky was President of Watson Pharmaceuticals, Inc., a leading specialty pharmaceutical company, and from February 1993 to January 1998 he was also President and CEO of its wholly-owned subsidiary, Circa Pharmaceuticals, Inc., which develops, manufactures and markets solid dosage generic pharmaceutical products to wholesale distributors.  Dr. Sharoky joined Circa Pharmaceuticals in July 1988 as Medical Director, served as Senior Vice President and Director of Research and Development from April 1991 to August 1992, and as Executive Vice President and Director of Research and Development from August 1992 to January 1993.  From February 1986 to June 1988, he was Vice President and Chief Medical Officer of Pharmakinetics Laboratories, Inc.  He is currently a member of the Board of Directors of Par Pharmaceuticals (NYSE:PRX).  Dr. Sharoky received a B.A. in biology from the University of Maryland in Baltimore County and an M.D. from the University of Maryland School of Medicine. The Board believes that in addition to his medical experience as a physician, Dr. Sharoky’s background as an executive of research and development pharmaceutical companies brings senior management, leadership, financial and strategic planning experience to our Board,

Randall W. Whitcomb, M.D. – age 57.  Dr. Whitcomb has been a member of our Board since November 2001. Since late 2006, Dr. Whitcomb has served as a consultant to several privately-held biotechnology companies.   He also serves as a Senior Advisor to Frazier Healthcare Ventures, a dedicated healthcare venture capital company.  He previously served on the Board of Directors of Marcadia Biotech, a privately held drug development company, from 2007 through the end of 2010 when Marcadia was acquired by Roche Pharmaceuticals.  Dr. Whitcomb was a Founder of Quatrx Pharmaceuticals, Inc., a privately-held drug development company focusing on discovery, licensing, developing and commercializing compounds in the endocrine, metabolic and cardiovascular areas, where he served as its Chief Medical Officer from 2001 to 2006.   From 1992 through 2000, he held various management positions with Parke-Davis Pharmaceutical Research, Inc., a division of Warner Lambert Company, finally serving as Vice President of Drug Development with particular responsibility for the development and approval of products for women’s health care, metabolic diseases and diabetes.  After the merger of Warner Lambert into Pfizer, Inc., Dr. Whitcomb was Vice President, Global Project Management for Pfizer Global Research and Development.  From 1987 through 1992, he was on the faculty of the Massachusetts General Hospital and Harvard Medical School.  He received his B.A. degree from Tabor College and his M.D. degree from the University of Kansas. The Board believes that Dr. Whitcomb’s background brings to the Board medical experience as a physician, venture capital experience as well as knowledge of the pharmaceutical research, development, regulatory approval and commercialization process.

                Vote Required for Approval.   The election of each nominee for director requires the affirmative vote of the holders of a plurality of the votes cast in the election of the directors.  Signing and returning your proxy will constitute a vote “for” both of the nominees under Proposal 1 unless your proxy specifies that you are withholding authority to vote for either or both of the nominees.  Any votes that are withheld and any shares held in street name for customers who are the beneficial owners of those shares that are not voted in the election of the directors will not be included in determining the number of votes cast.  In the event that either of the nominees is unavailable for election, the Board may either reduce the number of directors or choose a substitute nominee.  If the Board selects a substitute nominee, the shares represented by proxy will be voted “for” the substitute nominee unless other instructions are given in the proxy.  The Board has no reason to believe that the nominees will be unavailable.

Recommendation

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” BOTH OF THE NOMINEES.

The Board of Directors

Our Articles of Incorporation provide that our Board shall consist of not more than 12 directors, with the exact number to be prescribed by our Bylaws.  Our Bylaws provide that the number of directors constituting our Board shall be designated by a resolution of the Board but shall be not less than six nor more than ten.  Our Board has adopted a resolution designating six directors. The directors are divided into three classes – Class I, Class II and Class III.  Each class of directors serves for three years on a staggered term basis.

The Board has determined that the following members of the Board are independent, as that term is defined under the general independence standards in listing standards of the NASDAQ Marketplace Rules and our Corporate Governance Guidelines:  Mr. Donald Hayden, Jr., Dr. Steinar J. Engelsen, Dr. Melvin Sharoky, Mr. Richard S. Kollender and Dr. Randall W. Whitcomb.  The Board has adopted, as part of our Corporate Governance Guidelines, categorical standards to assist it in making these independence determinations.  Our Corporate Governance Guidelines are available on our website at www.insmed.com under the heading “Investors – Corporate Governance”.

The Board has nominated two Class III directors whose term of office expires in 2012, Melvin Sharoky, M.D. and Randall W. Whitcomb, M.D. for re-election at the Annual Meeting for the term expiring at the 2015 Annual Meeting of Shareholders.   The term of the Class I directors, Dr. Steinar Engelsen, M.D. and Mr. Timothy Whitten, will expire at the 2013 Annual Meeting of Shareholders. The term of the Class II directors, Mr. Donald Hayden, Jr. and Mr. Richard S. Kollender, will expire at the 2014 Annual Meeting of Shareholders.

 The following table sets forth the directors nominated to be re-elected at the Annual Meeting, and continuing directors and, for each director whose term of office will extend beyond the Annual Meeting, the year such nominee or continuing director was first elected as a director, the positions currently held by the nominee and each continuing director, the year each nominee’s or continuing director’s current term will expire and the current class of director of the nominee and each continuing director:

Nominee’s or Director’s Name	Position(s) with the Company	Year First Became Director and Year Current Term Will Expire	Class of Director
Nominees for Class III Directors
Melvin Sharoky, M.D. (2)(3)	Director	2001-2012	III
Randall W. Whitcomb, M.D. (1)(3)	Director	2001-2012	III
Continuing Directors
Steinar J. Engelsen, M.D. (1)(2)	Director	1999-2013	I
Timothy Whitten	President & CEO	2011- 2013	I
Donald Hayden, Jr. (2)(3)	Chairman of the Board	2010-2014	II
Richard S. Kollender (1)	Director	2011-2014	II

(1)	Member of Audit Committee.
(2)	Member of Nominations and Governance Committee.
(3)	Member of Compensation Committee.

 Incumbent Directors Whose Term Expires at the 2013 Annual Meeting of Shareholders (Class I Directors).

Steinar J. Engelsen, M.D. – age 61. Dr. Engelsen has been a member of our Board since our inception in November 1999 and was a director of Insmed Pharmaceuticals, our predecessor entity, from 1998 to 2000.  Since November 1996, Dr. Engelsen has been a partner of Teknoinvest AS, a venture capital firm based in Norway.  In addition, from January to November 2000, Dr. Engelsen was acting CEO of Centaur Pharmaceuticals, Inc., a biopharmaceutical company.  From 1989 until October 1996, Dr. Engelsen held various management positions within Hafslund Nycomed AS, a pharmaceutical company based in Europe, and its affiliated companies.  He was responsible for therapeutic research and development, most recently serving as Senior Vice President, Research and Development of Nycomed Pharma AS from January 1994 until October 1996.  Dr. Engelsen received his M.Sc. in nuclear chemistry and his M.D. from the University of Oslo, and is a Certified European Financial Analyst (C.E.F.A.). The Board believes that Dr. Engelsen’s management experience in biopharmaceutical companies enables him to provide operating insights to the Board. In addition, his experience and background in research and development allows him to bring technical expertise in research and development to the Board.

Timothy Whitten – age 55.  In December 2010, Mr. Whitten joined Insmed as our President and CEO and was elected as a Director of Insmed in 2011.  Previously, Mr. Whitten served as the President and CEO of Transave, Inc. (“Transave”) since 2006.  He joined Transave from Pharmacyclics where he served for approximately five years.  His roles included Senior Vice President of Commercial Operations and Business Development, among others.  Prior to Pharmacyclics, Mr. Whitten spent 16 years at Bristol-Myers Squibb Company (BMS).  His roles included Vice President, Global Marketing, Oncology, Immunology and Pulmonary Diseases; Vice President, U.S. Marketing, Bristol Myers Oncology and Immunology; and Vice President, Global Pravastatin Initiative.  During his 16 years in marketing, sales and strategic planning at BMS, Mr. Whitten led the successful U.S. launch and marketing of Taxol® (paclitaxel) Injection, an oncology product.  He also led the company’s strategic direction for the global oncology and immunology franchises.  Mr. Whitten earned his master’s degree in business administration from Colgate Darden Graduate School of Business Administration at University of Virginia and received his pharmacy degree Magna Cum Laude from West Virginia University. The Board believes that Mr. Whitten’s strong operating background brings senior leadership, strategic planning, financial and commercial experience to our Board.

Incumbent Directors Whose Term Expires at the 2014 Annual Meeting of Shareholders (Class II Directors).

Richard S. Kollender – age 42.  Mr. Kollender has been a member of our Board since January 2011.  He has served as a partner at Quaker Partners Management, L.P. (formerly Quaker BioVentures), a venture capital firm with a focus on the healthcare industry, since 2005 and was a principal with Quaker Partners Management, L.P. from 2003-2005.  Previously, Mr. Kollender served in a variety of sales, marketing and worldwide business development positions at GlaxoSmithKline, as an Investment Manager at SR One and as a Certified Public Accountant with KPMG LLP, with a significant emphasis on the healthcare and emerging businesses sectors.  Mr. Kollender holds a B.A. from Franklin and Marshall College in Accounting and Business Administration, an MBA from the University of Chicago and a certificate from the graduate program in Health Administration and Policy from the University of Chicago.  From December 2007 to June 2011, he served on the Board of Directors and as the Chairman of the audit committee of NuPathe Inc. (NASDAQ: PATH) and currently serves on the boards of directors of several privately held companies, including Precision Therapeutics, Inc., Rapid Micro Biosystems, Inc., and Transport Pharmaceuticals, Inc.  He also serves as an observer of the Board of Directors of Celator Pharmaceuticals, Inc. Mr. Kollender previously served on the Board of Directors of Transave prior to the merger with Insmed.   The Board believes that Mr. Kollender’s diverse pharmaceutical and biotechnology background brings financial, commercial, business development and senior leadership experience to our Board.

Donald Hayden, Jr. – age 56.  In 2010, Mr. Hayden became Chairman of our Board following the merger with Transave. He had previously served as Executive Chairman of Transave since April 2006. Mr. Hayden also currently serves as Lead Independent Director of Amicus Therapeutics (NASDAQ: FOLD) and Director of Otsuka Pharmaceuticals.  He also serves in Board roles for several privately- held companies, including Executive Chairman of Azelon Pharmaceuticals, Chairman of Vitae Pharmaceuticals and Satori Pharmaceuticals, and Director of  Nora Therapeutics.  Mr. Hayden is also a senior advisor to Prospect Venture Partners, a venture capital firm. From 1981 to 2006, Mr. Hayden had a 25 year career with Bristol-Myers Squibb Company, where he served in key executive roles such as President of Global Pharmaceuticals; Executive Vice President and President, Americas; Executive Vice President of the Health Care Group; President of Oncology and Immunology; and Senior Vice President of Worldwide Franchise Management and Business Development. Mr. Hayden holds a B.A. from Harvard University and an M.B.A. from Indiana University. The Board believes that Mr. Hayden’s substantial background as a successful pharmaceutical executive brings senior management, leadership, commercial, business development, financial and strategic planning experience to our Board.

Executive Officers

           The following table sets forth our executive officers, their ages and the positions currently held by each such person as of the date of this proxy statement.

Name	Age	Position	Term of Office
Timothy Whitten	55	CEO	December 2010 - Present
Kevin P. Tully, C.G.A.	58	Executive Vice President and Chief Financial Officer	February 2006 - Present
Dr. Renu Gupta	56	Executive Vice President of Development and Chief Medical Officer	December 2010 - Present
Nicholas A. LaBella, Jr.	56	Chief Scientific Officer	March 2010 - Present
Andrea Holtzman Drucker	54	Senior Vice President, General Counsel and Corporate Secretary	July 2011 - Present

Timothy Whitten – age 55 Mr. Whitten’s biographical information is summarized above on page 9.

Kevin P. Tully, C.G.A - age 58.  Mr. Tully returned as our Executive Vice President and Chief Financial Officer in February 2006, after having served as Chief Financial Officer at Bostwick Laboratories, a private pathology laboratory from August 2005 until February 2006.  From April 2005 to August 2005, Mr. Tully served as our Chief Financial Officer, Treasurer and Controller.  From January 2002 until April 2005, Mr. Tully was our Treasurer, Controller and Principal Financial Officer, and from August 2001 until his election as Treasurer, he served as our Senior Director, Finance and Administration.  Mr. Tully initially joined us in March 2001 as Director of Finance and prior to that, held various senior positions during his 22 year tenure with Tenneco Incorporated and Albright & Wilson in Canada, the UK and the US and 9 years with UCB S.A. (Union Chimique Belge) and British Sidac in the UK.  Mr. Tully received his Ordinary National Certificate in Business and Administration from St. Helens College in England and is a Certified General Accountant.

Renu Gupta, M.D. – age 56. In December 2010, Dr. Gupta joined Insmed as our Executive Vice President of Development and Chief Medical Officer. Dr. Gupta has served as the Executive Vice President Development and Chief Medical Officer of Transave since September 2006.  From May 2003 to August 2006, she held the position of Senior Vice President Development at Antigenics, Inc.  Prior to that, she served at Novartis as Vice President and Head of U.S. Clinical Research and Development and Global Head of Cardiovascular, Metabolics, Endocrine and Gastroenterology Research. Dr. Gupta also spent almost 10 years at Bristol-Myers Squibb, where she was responsible for clinical research, business development and global development and marketing strategy for infectious diseases and immunology.  Dr. Gupta received her bachelor and medical degrees from the University of Zambia and completed her medical and post-doctoral training at Albert Einstein Medical Center, the Wistar Institute of Anatomy and Biology, Children’s Hospital of Philadelphia, and the University of Pennsylvania, where she was Adjunct Assistant Professor until 1997.  Dr. Gupta has more than 25 years of development, regulatory and senior management experience with the biopharma industry.  Her work has been published in leading peer-reviewed journals and she has been active in numerous relevant academic and professional societies.  Dr. Gupta is a founding member of the Industrial Management Board at the Harvard Medical School, served as Chair of the Medical Advisory Council for Antigenics, past member of the Scientific Advisory Board at Cerimon Pharmaceuticals, and the Institute of Medicine Forum on Emerging Infections, and is a board member of Aim at Melanoma, formerly Charlie Guild Melanoma Foundation.

Nicholas A. LaBella, Jr. – age 56.  In March 2010, Mr. La Bella joined Insmed as our Chief Scientific Officer.  Mr. LaBella served as the Vice President of Development and Regulatory Affairs at Cardiokine, Inc., a privately held specialty pharmaceutical company, from 2004 to 2010.  Prior to that, he served as Vice President, Operations, in the Phase IV Division of PharmaNet, a global drug development services company, from 2001 to 2004.  From 1997 to 2001, Mr. LaBella served in several positions, including Chief Information Officer in charge of operations at Medex Clinical Trial Services, a full-service contract research organization that was acquired by PharmaNet in 2001.  In addition, Mr. LaBella has held a number of senior-level positions within drug development and regulatory affairs at several other leading pharmaceutical companies, including Watson Laboratories, Inc. and the former Sandoz Research Institute. Mr. LaBella has approximately 30 years of pharmaceutical industry experience in various functions, including drug development, clinical operations and regulatory affairs.  He received his Masters of Science from the Arnold & Marie Schwartz College of Pharmacy at Long Island University, and his Bachelor of Science in Pharmacy at the University of Connecticut.

Andrea Holtzman Drucker, J.D.- age 54. In July 2011, Ms. Drucker joined Insmed as our Senior Vice President, General Counsel and Corporate Secretary.  Previously, Ms. Drucker served as Senior Vice President, General Counsel and Secretary for PuriCore plc, a publicly traded biotechnology company, from November 2006 to July 2011. Prior to that, she spent two years with Practical Business Solutions, a private legal consulting firm, during which she served as Acting General Counsel for Novavax, Inc., and as Interim Associate General Counsel for Auxilium Pharmaceuticals, Inc., both publicly-traded biotechnology companies. Previously, Ms. Drucker was with FMC Corporation, a publicly traded diversified chemicals company, where she spent 17 years serving in a number of positions, including as Group Counsel for the company’s Specialty Chemicals Group, FMC BioPolymer. She began her career as an associate with Ballard Spahr L.L.P. (formerly Ballard Spahr Andrews & Ingersoll) and received her J.D. from the University of Pennsylvania Law School and a Bachelors of Science with Distinction in Environmental Studies from Cornell University.

CORPORATE GOVERNANCE

Corporate Governance Matters

Code of Business Conduct and Ethics. We have adopted a Code of Conduct that applies to all of our directors, officers and employees. Our Board amended the Code of Business Conduct and Ethics on March 6, 2012 as part of its corporate governance review. Our Code of Conduct contains written standards designed to deter wrongdoing and to promote honest and ethical conduct by our directors, officer and employees, including the ethical handling of actual or apparent conflicts of interest; compliance with applicable governmental laws, rules and regulations; protection of our assets and proprietary information; prompt internal reporting of violations of our Code of Business Conduct and Ethics; and accountability for adherence to our Code of Business Conduct and Ethics. Our Code of Business Conductand Ethics is posted on our website at www.insmed.com under the heading "Investors - Corporate Governance." We intend to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of the Code of Conduct by making disclosures concerning such matters available on our web site under the heading " Investors - Corporate Governance."

Corporate Governance Guidelines.  We have adopted Corporate Governance Guidelines to assist and guide the Board in the exercise of its responsibilities. Our Board amended the Corporate Governance Guidelines on March 6, 2012 as part of its corporate governance review. The Corporate Governance Guidelines contain written standards pertaining to director qualifications, director responsibilities, structure of our Board, director access to management and independent advisors, director compensation, and performance evaluation of our Board and committees, among other things. Our Corporate Governance Guidelines are interpreted in accordance with all applicable laws and regulations, our Articles of Incorporation and our Bylaws. Our Board approved our current Bylaws on March 6, 2012 and such Bylaws were previously filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on March 9, 2012. Our Corporate Governance Guidelines and Bylaws are posted on our website at www.insmed.com under the heading “Investors – Corporate Governance.”

Meetings of the Board.   The Board held 16 meetings during fiscal 2011, including five regularly scheduled meetings. Each director attended 100% of the 2011 Board meetings and all committee meetings on which he served during the period he was a member of the Board or such committees.

Director Nominating Process.

The Nominations and Governance Committee.  Our Nominations and Governance Committee performs the functions of a nominating committee and serves as an independent and objective party to identify and nominate qualified candidates for directorship, consistent with criteria approved by the Board, and establishing such criteria based on factors it considers appropriate.  These factors include strength of character, maturity of judgment, career specialization, relevant technical skills, diversity, independence and the extent to which the candidate would fill a present need on the Board. Our Board amended the Nominations and Governance Committee Charter on December 7, 2011 as part of its corporate governance review. The Charter contains information concerning the responsibilities of the Nominations and Governance Committee, including with respect to identifying and evaluating the director candidates.  The Nominations and Governance Committee Charter and the Corporate Governance Guidelines are both available on our website at www.insmed.com under the heading “Investors-Corporate Governance.”  All members of the Nominations and Governance Committee are independent as defined in Rule 5605(c)(2) of the NASDAQ Listing Rules and our Corporate Governance Guidelines.

Director Candidate Recommendations and Nominations by Shareholders.  The Nominations and Governance Committee’s Charter provides that the Committee will consider director candidate recommendations by shareholders.  Shareholders should submit any such recommendations for the Nominations and Governance Committee through the method described under “Communications with the Board.”  In addition, in accordance with our Bylaws, any shareholder of record entitled to vote for the election of directors at the applicable meeting of shareholders may nominate persons for election to the Board if such shareholder complies with the notice procedures set forth in the Bylaws and summarized in this proxy statement under the heading “Proposals for 2013 Annual Meeting.”

Nominations and Governance Committee Process for Identifying and Evaluating Director Candidates.  The Nominations and Governance Committee evaluates all director candidates in accordance with the director qualification standards described in the Corporate Governance Guidelines and the Nominations and Governance Committee Charter, including the provision that diversity of backgrounds and experience should be emphasized in board composition.  The Nominations and Governance Committee evaluates a candidate’s qualifications to serve as a member of the Board based on the skills and characteristics of such individual Board members as well as the composition of the Board as a whole.  In addition, the Nominations and Governance Committee will evaluate a candidate’s independence, diversity, skills and experience in the context of the Board’s needs.

Communications with the Board.  The Board has approved unanimously a process for shareholders to send communications to the Board.  Shareholders can send communications to the Board and, if applicable, to the Nominations and Governance Committee or to specified individual directors in writing c/o Ms. Andrea Holtzman Drucker, Corporate Secretary, Insmed Incorporated, 9 Deer Park Drive, Suite C, Monmouth Junction, New Jersey 08852-1923.  All letters sent to Ms. Drucker will be forwarded, as appropriate, to the Board, the Nominations and Governance Committee or any specified individual directors.  The Company screens mail for security purposes.

Director Attendance at Annual Meeting.  Our policy is that directors attend the annual meeting of shareholders.  All directors attended the 2011 Annual Meeting of Shareholders in accordance with our policy.

Board Leadership Structure.  Our Board does not have a policy on whether or not the roles of chief executive officers and Chairman of the Board should be separate, and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee directors or be an employee.   Donald Hayden, Jr. currently holds the position of Chairman of the Board. Our Board currently does not have a lead independent director designated because our current Chairman is a non-employee director.

The Role of the Board in Risk Oversight.  The Board has primary responsibility for overseeing the Company’s risk management and administers its oversight responsibility for risk management directly and through its committees. Each committee chairman reports to the Board of Directors regarding the committee’s considerations and actions for identifying, evaluating and controlling significant risks. In addition, the officers responsible for oversight of particular risks within our company provide updates and information to our Board of Directors. The Board considers specific risk topics, including risks associated with our strategic plan, our capital structure, our development activities and our operations. Our Board of Directors believes that full and open communication between management and the Board of Directors is essential for effective risk management and oversight. Management routinely informs the Board of developments that could affect our risk profile or other aspects of our business. We face a number of risks, including those described under the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which is available on our website at www.insmed.com under the heading “Investors – SEC Filings.”

The Audit Committee periodically discusses with management our policies and guidelines regarding risk assessment and risk management as well as our major financial risk exposures and the steps that management has taken to monitor and control such exposures. The Audit Committee oversees disclosure controls and procedures, including applicable internal control over financial reporting and meets with the Chief Financial Officer, the General Counsel, senior audit personnel and other senior managers as appropriate to review issues regarding compliance with the applicable legal and regulatory requirements.

The Compensation and Nominations and Governance Committees oversee risks associated with their respective areas of responsibility, including the risks associated with our compensation policies and practices with respect to both executive compensation and compensation generally.

Committees and Meetings of our Board of Directors

Our Bylaws provide that the Board may create one or more committees of the Board. Currently, the Board has three standing committees: the Audit Committee, the Compensation Committee, and the Nominations and Governance Committee.

Audit Committee.  Our Audit Committee currently consists of Mr. Kollender (Chairman), Dr. Engelsen and Dr. Whitcomb. During the fiscal year ended December 31, 2011 (“fiscal 2011”), the Audit Committee held five meetings and Mr. Kollender, Dr. Engelsen and Dr. Whitcomb each attended all of these meetings.  The Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities relating to the accounting, reporting and financial practices of the Company and seeking to ensure our compliance with applicable legal and regulatory requirements. The Committee reviews and oversees:

•	the financial statements, financial reports and other financial information which we provide to our shareholders, analysts and others;

•	our systems of internal controls regarding finance and accounting;

•	our auditing, accounting and financial reporting practices;

•	the qualifications, recommendation and independence of our independent public accountants; and

•	the engagement of our independent public accountants to perform audit services and any permissible non-audit services.

Our Board has adopted a written charter for the Audit Committee, which is available on our website at www.insmed.com under the heading “Investors – Corporate Governance.”  Our Board amended the Audit Committee Charter on March 6, 2012 as part of its corporate governance review.

Our Common Stock is listed on the NASDAQ Capital Market and, as such, we are governed by the listing standards of the NASDAQ Listing Rules.  Rule 5605(c)(2) of the NASDAQ Listing Rules requires that our Audit Committee be comprised of at least three members, each of whom must be an “independent director” as defined in Rule 5605(c)(2) of the NASDAQ Listing Rules.  Our Board has determined that all three of the current Audit Committee members, Mr. Kollender, Dr. Engelsen, and Dr. Whitcomb are independent directors as defined by Rule 5605(c)(2) of the NASDAQ Listing Rules and our Corporate Governance Guidelines.

Our Board also has determined that Mr. Kollender is an “audit committee financial expert,” as that term is defined in the rules promulgated by the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002, as amended.

Our Board has determined that each of the members of the Audit Committee is able to read and understand fundamental financial statements, including our balance sheet, consolidated statement of operations and consolidated statement of cash flows, and has accounting or related financial management expertise, as such terms are interpreted by the Board.

The Audit Committee’s pre-approval policy is summarized in the Audit Committee Report, which is included in this proxy statement.

Compensation Committee.  Our Compensation Committee currently consists of Dr. Whitcomb (Chairman), Dr. Sharoky, and Mr. Hayden.   During fiscal 2011, the Compensation Committee held eight meetings. Dr. Whitcomb, Dr. Sharoky and Mr. Hayden each attended all of these meetings.  The Compensation Committee reviews and makes recommendations to the Board regarding the compensation and benefits of all of our officers and reviews policy matters relating to compensation and benefits of our employees.  The Committee’s primary objectives are to:

•	develop and maintain an executive compensation policy that creates a direct relationship between pay levels and corporate performance and returns to shareholders;

•	provide overall competitive pay levels to effectively attract and retain executive talent;

•	create proper incentives to enhance shareholder value; and

•	review performance and adjust compensation accordingly.

Our Board has adopted a written charter for the Compensation Committee, a copy of which is available on our website at www.insmed.com under the heading “Investors – Corporate Governance.” The Compensation Committee reviews and reassesses the adequacy of the charter at least annually.  Our Board amended the Compensation Committee Charter on December 7, 2011 as part of its corporate governance review. The Board has determined that each of the current and former members of our Compensation Committee is independent as defined in Rule 5605(c)(2) of the NASDAQ Listing Rules and our Corporate Governance Guidelines.

Nominations and Governance Committee.  Our Nominations and Governance Committee currently consists of Dr. Sharoky (Chairman), Dr. Engelsen, and Mr. Hayden.  During fiscal 2011, the Nominations and Governance Committee held four meetings and Dr. Sharoky, Dr. Engelsen and Mr. Hayden each attended all of these meetings. The Nominations and Governance Committee identifies and nominates qualified and diverse candidates for directorship and serves in a leadership role in shaping our corporate governance and overseeing the evaluation of the Board and its committees.  The Nominations and Governance Committee:

•	assists the Board by identifying and recruiting individuals qualified to become Board members and recommending to the Board the director nominees for the next annual meeting of shareholders;

•	recommends to the Board director nominees for each committee;

•	oversees our governance, including recommending to the Board Corporate Governance Guidelines;

•	seeks to ensure that directors, executive management and employees adhere to a high ethical standard in performing their duties;

•	leads the Board in its annual review of the Board’s performance and oversees the evaluation of each of the Board’s committees; and

•	oversees the management continuity planning process.

           Our Board has adopted a written charter for the Nominations and Governance Committee, a copy of which is available on our website at www.insmed.com under the heading “Investors – Corporate Governance.”  The Nominations and Governance Committee reviews and reassesses the adequacy of the charter at least annually. Our Board amended the Nominations and Governance Committee Charter on December 7, 2011 as part of its corporate governance review.   The Board has determined that each of the current and former members of our Nominations and Governance Committee is independent as defined in Rule 5605(c)(2) of the NASDAQ Listing Rules and our Corporate Governance Guidelines.

AUDIT COMMITTEE REPORT*

           The Audit Committee of the Board (the “Audit Committee”) is comprised of three independent directors and operates under a written charter adopted by the Board.  The Audit Committee reviews and reassesses the adequacy of the charter at least annually.  The Audit Committee approves and recommends to the Board, subject to shareholder ratification, the selection of the Company’s independent public accountants.  In this context, the Audit Committee has met and held discussions with management and Ernst & Young LLP, the Company’s independent public accountants.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board.  Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.  In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (the “Annual Report”) with management including a discussion of the quality, the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent public accountants, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No.114 and by Statement on Auditing Standards No. 90, Communication With Audit Committees.  In addition, the Audit Committee has discussed with the independent public accountants the independence of the independent public accountants from management and the Company, including the matters in the written disclosures and letter from the independent public accountants to the Audit Committee required by Public Company Accounting Oversight Board Rule 3526, and considered the compatibility of non-audit services with the independence of the independent public accountants’ independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements be included in the Annual Report, which was filed with the SEC on March 13, 2012.  The Audit Committee and the Board have also recommended, subject to ratification by our shareholders, the appointment of Ernst & Young LLP as the Company’s independent public accountants.

THE AUDIT COMMITTEE

Richard S. Kollender, CPA, Chairman
Steinar J. Engelsen, M.D., C.E.F.A.
Randall W. Whitcomb, M.D.

*
The foregoing report of the Audit Committee is not to be deemed “soliciting material” or deemed to be “filed” with the Securities and Exchange Commission (irrespective of any general incorporation language in any document filed with the Securities and Exchange Commission) or subject to Regulation 14A of the Securities Exchange Act of 1934, as amended, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent we specifically incorporate it by reference into a document filed with the Securities and Exchange Commission.

Audit Committee Pre-Approval Policy

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent public accountants.  All of the services performed by Ernst & Young in the year ended December 31, 2011 were pre-approved in accordance with the pre-approval policy, which was in effect during 2011.  As part of our corporate governance review, in March 2012, the Audit Committee adopted a revised Audit Committee Pre-Approval Policy for the pre-approval of audit services and permitted non-audit services by the Company’s independent public accountants in order to assure that the provision of such services does not impair the independence of the independent public accountants from the Company and is consistent with the Securities and Exchange Commission’s rules. Generally, pre-approvals may be made by the chairperson of the Audit Committee in accordance with the rules of the Securities and Exchange Commission.

Audit, Audit-Related and Tax Fees

           The following table lists fees billed by Ernst & Young LLP, for services rendered in the fiscal years ended December 31, 2011 and 2010.   The Audit Committee reviewed the aggregate fees billed by Ernst & Young LLP for professional services rendered for the fiscal years ended December 31, 2011 and 2010, which were as follows.

	2011	2010
Audit fees	$300,000	$325,000
Audit-related fees	7,000	$200,000
Tax fees	-	$12,000
Total	$307,000	$537,000

Audit fees include fees for services performed to comply with Generally Accepted Auditing Standards.  These services include the recurring audit of our consolidated financial statements, as well as audits provided in connection with statutory filings, related reserves, and review of documents filed with the SEC. Due to the business combination of the Company and Transave on December 1, 2010, during 2010, we incurred $75,000 of Audit fees related to Transave in addition to the $250,000 Audit fees related to Insmed in 2010.

The Audit-related fees and Tax fees in 2010 were for due diligence efforts and post-merger related issues following the business combination between the Company and Transave, which was completed on December 1, 2010.  All of the Ernst & Young fees were pre-approved by the Audit Committee.

In considering the nature of the services provided by Ernst & Young, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Ernst & Young and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as by the American Institute of Certified Public Accountants.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

All of our directors and officers complete a directors and officers questionnaire at the beginning of each year, in which they are asked to disclose family relationships and other related party transactions.  Our Audit Committee must review and approve all related party transactions, as defined in Item 404 of Regulation S-K promulgated under the Securities Act of 1933.  In examining related party transactions, our Audit Committee considers whether any of our directors, officers, holders of more than five percent of our voting stock, or any immediate family members of the foregoing persons and any other persons whom the Audit Committee determines to be related parties, have a conflict of interest where an individual may have a private interest which interferes with or appears to interfere with our interests. In determining whether to approve or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable to us than terms generally available to us from an unaffiliated third-party under the same or similar circumstances, and the extent of the related party’s interest in the transaction. Any transaction which is deemed to be a related party transaction requires the approval, initially by a majority of the non-interested Audit Committee members, and finally by a majority of the non-interested Board members.  Our Audit Committee’s procedures for reviewing related party transactions are not in writing. There were no related party transactions in 2011.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our directors, officers and persons who own more than ten percent of a registered class of our equity securities file reports of ownership and changes in ownership of such securities with the SEC and the NASDAQ Capital Market.  Directors, officers and beneficial owners of more than ten percent of our Common Stock are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file.  Based solely upon a review of the copies of the forms and information furnished to us, we believe that during fiscal 2011 all filing requirements applicable to our directors, officers and beneficial owners of more than ten percent of our Common Stock were satisfied.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

As of the Record Date the following persons (including any “group,” as that term is used in Section 13(d)(3) of the Exchange Act) are known by us to be the beneficial owner of more than five percent of our Common Stock then outstanding. The total number of shares of our Common Stock outstanding as of the Record Date was 24,874,852.

Class	Group Name	Shares Owned	Percentage
Common Stock	Quaker BioVentures II, L.P. (1) 2929 Arch Street, Cira Centre Philadelphia, PA 19104-2868	2,195,463	8.8%
Common Stock	FMR LLC (4) 82 Devonshire Street Boston, Massachusetts 02109	1,881,752	7.6%
Common Stock	TVM Capital GmbH (3) Maximilianstrasse 35/Eingang C, 80539 Munchen, Germany	1,627,854	6.5%
Common Stock	Prospect Venture Partners III, L.P. (2) 435 Tasso Street, Suite 200 Palo Alto, California 94301	1,604,940	6.5%
Common Stock	BlackRock, Inc. (5) 40 East 52nd Street New York, NY 10022	1,328,167	5.3%

(1)
As reported on Schedule 13G filed with the SEC on February 14, 2012.  2,189,994 shares (the “Shares”) are owned of record by Quaker BioVentures II, L.P. Quaker BioVentures Capital II, L.P. (“Quaker Capital L.P.”) is the general partner of Quaker BioVentures II, L.P., and Quaker BioVentures Capital II, LLC (“Quaker Capital LLC”) is the general partner of Quaker Capital L.P. As a result of the control that Quaker Capital L.P. exercises over Quaker BioVentures II, L.P. and the control that Quaker Capital LLC exercises over Quaker Capital L.P., each of Quaker Capital L.P. and Quaker Capital LLC may be deemed to beneficially own the Shares. Richard S. Kollender, who is a director of Insmed and a managing member of Quaker BioVentures, holds 5,469 shares of Common Stock. Quaker Capital LLC may be deemed to beneficially own the shares held by Mr. Kollender. Mr. Kollender does not have or share voting or dispositive power over the Shares.

(2)
As reported on Schedule 13G filed with the SEC on March 8, 2011.  Prospect Management Co. III, L.L.C. (“PMC III”) serves as the sole general partner of Prospect Venture Partners III, L.P. (“PVP III”). As such, PMC III possesses power to direct the voting and disposition of the shares owned by PVP III and may be deemed to have indirect beneficial ownership of the shares held by PVP III. PMC III owns no securities of Insmed directly.

(3)
As reported on Schedule 13G filed with the SEC on March 10, 2011. The joint statement on Schedule 13G was filed by TVM V Life Science Ventures GmbH & Co. KG (“TVM V”); TVM V Life Science Ventures Management GmbH & Co. KG (“TVM V LS Management”), the managing limited partner of TVM V; TVM IV GmbH & Co. KG (“TVM IV”); TVM IV Management GmbH & Co. KG, the managing limited partner of TVM IV (“TVM IV Management”); TVM Capital GmbH, the sole general partner of TVM V and TVM IV; Hans Schreck (“Schreck”), Friedrich Bornikoel (“Bornikoel”), John DiBello (“DiBello”), Alexandra Goll (“Goll”), and Helmut Schühsler (“Schühsler”) who are limited partners of, and serve as members of the investment committee of TVM IV Management; and Hubert Birner (“Birner”), Mark Cipriano (“Cipriano”), Stefan Fischer (“Fischer”), Axel Polack (“Polack”) and David Poltack (“Poltack”), who, together with DiBello, Goll and Schühsler, are limited partners of, and serve as members of the investment committee of TVM V LS Management.  The principal business address for TVM IV, TVM IV Management, TVM Capital, TVM V, TVM V Management, Birner, Bornikoel, Fischer, Goll, Polack, Schreck, and Schühsler is Maximilianstrasse 35/Eingang C, 80539 Munchen, Germany. The principal business address for Cipriano, DiBello and Poltack is 101 Arch Street, Suite 1950, Boston, MA 02110.

(4)
As reported on Schedule 13G filed with the SEC on February 14, 2012.  Beacon Bioventures Limited Partnership and Beacon Bioventures Principals Limited Partnership are the beneficial owners of 1,869,084 shares and 12,668 shares, respectively, of the Insmed Common Stock.  Beacon Bioventures Advisors Limited Partnership is the general partner of Beacon Bioventures Limited Partnership and Beacon Bioventures Principals Limited Partnership.  The general partner of Beacon Bioventures Advisors Limited Partnership is Fidelity Biosciences Corp., a wholly-owned subsidiary of FMR LLC. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares.  Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

(5)	As reported on Schedule 13G filed with the SEC on February 9, 2012.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

           The following table sets forth the beneficial ownership of our Common Stock as of the Record Date by each director, each “named executive officer” as defined in Item 402(a)(3) of Regulation S-K and all directors and executive officers as a group.  The total number of shares of our Common Stock outstanding as of the Record Date was 24,874,852.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (1)	Percent of Class
Timothy Whitten	27,300	*
Kevin P. Tully	43,933	*
Nick LaBella, Jr.	16,200	*
Renu Gupta, M.D.	8,200	*
Andrea Holtzman Drucker	0	*
Donald Hayden, Jr.	27,594	*
Melvin Sharoky, M.D. (2)	93,637	*
Steinar J. Engelsen, M.D. (3)	148,951	*
Randall W. Whitcomb, M.D. (4)	44,409	*
Richard S. Kollender	5,469	*
All directors and executive officers as a group (10 persons)	415,693	1.7%

*	Denotes ownership of less than 1% of the outstanding shares of our Common Stock.

(1)
Except as indicated otherwise in the footnotes, shares shown as beneficially owned are those to which the individual has sole voting and investment power.  Shares subject to options that are exercisable within 60 days of the Record Date are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person and of the directors and executive officers as a group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Includes 7,000 shares of our Common Stock issuable upon exercise of options, which options are exercisable within 60 days of the Record Date.  The number of shares listed opposite Dr. Sharoky’s name includes 21 shares of our Common Stock which are owned by his minor son, 62 shares of our Common Stock which are owned by his minor daughter and 360 shares of our Common Stock which are owned by his spouse.  Dr. Sharoky disclaims beneficial ownership of the shares of our Common Stock held by his minor daughter, minor son and his spouse.

(3)	Includes 7,000 shares of our Common Stock issuable upon exercise of options, which options are exercisable within 60 days of the Record Date.
(4)
Includes 7,000 shares of our Common Stock issuable upon exercise of options, which options are exercisable within 60 days of the Record Date.  The number of shares listed opposite Dr. Whitcomb’s name includes 2,100 shares of our Common Stock that are owned by the Randall W. Whitcomb Living Trust.  Dr. Whitcomb and his spouse, Rita K. Whitcomb, are trustees of the Randall W. Whitcomb Living Trust.

  COMPENSATION DISCUSSION AND ANALYSIS (THE “CDA”)

Philosophy and Overview

Our guiding philosophy is to establish executive compensation policies that are linked to the sustained creation of shareholder value.  The following objectives serve as the guiding principles for all of our compensation decisions:

•	to provide a competitive total compensation opportunity that will enable us to attract, retain and motivate highly qualified executives;

•
to align compensation opportunities with shareholder interests by making the executive compensation program highly sensitive to our performance, which is defined in terms of milestones associated with achieving long-term profitability and creating shareholder value; and

•	to provide a strong emphasis on equity-based compensation and equity ownership, creating a direct link between shareholder and management interests.

Role of Compensation Committee in Making Decisions

Our Compensation Committee has been delegated the authority to make determinations for all elements of compensation to be granted to our executive officers, except for our CEO, in furtherance of our compensation objectives. Our Compensation Committee recommends compensation to be granted to our President and CEO and such recommendations are reviewed and determined by our Board. In assessing and determining our compensation programs, our Compensation Committee conducts a peer group review and engages outside consultants to assess competitiveness, on a periodic basis, typically every two to three years.

Compensation Evaluation Processes and Criteria.  Our Board evaluates and determines all elements of compensation for our President and CEO.  The compensation for our executive officers is reviewed by our Compensation Committee, including an analysis of all elements of compensation separately and in the aggregate. The Compensation Committee also has the authority to engage the services of outside experts to assist it in making compensation-related decisions.

Given the high demand for the experienced and well-qualified executives we seek to employ, the Compensation Committee reviews data and information from a variety of sources such as outside surveys of compensation and benefits for executive officers in the biotechnology industry, review of public information regarding executive compensation at peer biotechnology companies, and personal knowledge of the members of the Compensation Committee with respect to executive compensation at comparable companies. In addition, during 2010 Towers Watson (formerly known as Towers Perrin), an independent compensation consulting firm, was engaged to assess equity allocation.  Their database was utilized to compare executive compensation, including salary, bonus and equity-based long-term incentives and to make recommendations on market-based ranges for base salary, target bonus and equity-based long-term incentive grants. Total fees for this assessment were $10,588.

Based on the information it gathers, the Compensation Committee establishes benchmarks used for the purpose of evaluating appropriate compensation ranges for base salary, cash bonus and long-term incentives.  Our Compensation Committee uses the benchmarks in various combinations in an effort to obtain comparative compensation information that reflects our particular facts and circumstances over the period of time for which the information is available.  When reviewing benchmark data, our Compensation Committee targets our compensation in the range of the 50th percentile for companies of similar size and stage of development.  Our Compensation Committee will continue to conduct similar annual reviews of our executive compensation practices and anticipates that it may use the services of independent outside consultants for similar services in the future.

In December 2010, we also engaged the consulting firm Exequity to assess the competitiveness and appropriateness of compensation provided to Insmed’s independent outside directors. Total fees for this assessment were $22,470. To assist in the evaluation and comparison, Exequity used a peer group of biotechnology companies.

In determining the amount and mix of compensation elements, our Compensation Committee relies upon its judgment about the performance of each individual executive officer and not on rigid formulas or short-term changes in business performance.  In setting final compensation levels for our executive officers for fiscal 2010 and 2011, our Compensation Committee considered many factors, including, but not limited to:

•	our achievement of certain product development, corporate partnering, financial, strategic planning and other goals;

•	each officer’s individual performance using certain subjective criteria, including an evaluation of each officer’s initiative, contribution to overall corporate performance and managerial ability;

•	the scope and strategic impact of our executive officer’s responsibilities;

•	our past business performance and future expectations;

•	our long-term goals and strategies;

•	the experience of each individual;

•	past salary levels of each individual and of the executives as a group;

•	relative levels of pay among the officers;

•	the amount of base salary in the context of the executive officer’s total compensation and other benefits;

•	for each executive officer, other than the President and CEO, the evaluations and recommendations of our President and CEO; and

•	the competitiveness of our compensation relative to the selected benchmarks.

In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), we cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to certain executive officers for any one calendar year.  This deduction limitation does not apply, however, to certain “performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.  We have considered the limitations on deductions imposed by Section 162(m) of the Code and it is our present intention, for so long as it is consistent with our overall compensation objective, to structure executive compensation to minimize application of the deduction limitations of Section 162(m) of the Code.

Selection of Peer Companies/Benchmarks

 In determining the compensation of our executive officers, the Compensation Committee has considered, among other things, the appropriate peer group of companies as benchmarks for determining compensation of our executive officers.  As part of this process, the Compensation Committee reviewed and considered a report prepared by Towers Watson in 2010 in which conducted an analysis consisting of the following 20 peer companies:

Affymax	Discovery Laboratories Inc.
Amicus Therapeutics	Dyax
Anadys Pharmaceuticals	Maxygen
Anthera Pharmaceuticals	Repligen
Antigenics	Sangamo Biosciences
Arqule	Stemcells
Celldex Therapeutics	Sunesis Pharmaceuticals
Curis, Inc.	Telik
Cyclacel Pharmaceuticals	Vical Inc.
Cytokinetics	Zalicus

The Compensation Committee determined that this information was relevant in setting executive compensation for fiscal 2011 for the combined Company. Salaries for executive officers were effective on December 1, 2010 upon completion of our merger with Transave and all executive officer salaries remained the same through fiscal 2011. In 2012, executive officers received salary increases of one and one-half percent, other than Mr. Whitten, President and CEO, who recommended that he not be provided any salary increase, and Ms. Drucker whose increase was pro-rated based on her start date with the Company. We anticipate that we will engage consultants who will conduct a similar analysis of relevant peer companies in the future.

Components of Compensation

Our executive compensation generally includes three components: base salary, a cash bonus and equity-based awards.

Base Salary.  Our Board and Compensation Committee seek to establish base salaries for each position and level of responsibility that are competitive with those of executive officers at various other biotechnology companies of comparable size and stage of development.  Base salaries are intended to provide our executive officers with a level of stability and certainty each year.  The Compensation Committee typically reviews and sets base salaries for executives, other than the President and CEO, on an annual basis during the first quarter of each fiscal year. The Board determines the base salaries for our President and CEO. Salary levels for each of our executive officers are generally targeted in the range of the 50th percentile of salaries that our Compensation Committee believes are paid to executive officers with comparable qualifications, experience and responsibilities at the benchmarked companies.  When our compensation is benchmarked, our Compensation Committee reviews variances between the salary levels for each of our executive officers and those of the companies included in the selected benchmarks and determines, in its discretion, individual salary adjustments after considering the factors described above, although no relative weights or rankings are assigned to these factors.  In setting the base salary for our executive officers other than our CEO, the Compensation Committee also considers the recommendations of our CEO.

Cash Bonuses.   The Board and our Compensation Committee believe that cash bonuses are useful on a case by case basis to motivate and reward executive officers and are largely dependent on each such officer’s performance in relation to overall corporate results.  Bonuses for executive officers are not guaranteed, but to date have been awarded from time to time, generally annually, only in the discretion of the Compensation Committee.  Cash bonuses are generally targeted in the range of the 50th percentile of cash bonuses provided to officers in similar positions at companies included in the selected benchmarks.

The Compensation Committee sets guidelines for the bonuses potentially payable to our officers, except our President and CEO, whose bonus is determined by our Board of Directors.  These guidelines are currently set at up to 50% of our CEO’s salary, up to 40% of our Chief Medical Officer’s salary, up to 35% of our Chief Financial Officer and Chief Scientific Officer’s and up to 30% of our General Counsel's annual salaries.  Bonus payments can be increased beyond these guideline levels at the Compensation Committee’s discretion, for example, in the event of exceptional performance by an individual officer.

At the beginning of each fiscal year, management recommends annual corporate objectives to the Board for approval.  These objectives serve as the basis for determining company performance against key strategic and operating parameters for the year.  When determining what bonus amounts, if any, will be paid for the fiscal year, the Board, with respect to the President and CEO, and the Compensation Committee, with respect to the other executive officers, take into account the overall financial condition of the Company at the time and the performance versus annual corporate objectives.  In addition, the President and CEO is evaluated by the Board and each executive officer is evaluated by the Compensation Committee regarding his or her individual performance, level of responsibility and leadership in relation to our overall performance.

In the past, criteria for bonuses for executive officers ranged from success in attracting capital, to success in conducting clinical trials, obtaining U.S. Food and Drug Administration (FDA) approvals, entering into new and expanded collaborations, licensing, acquisitions, divestitures, and establishing and expanding our manufacturing capabilities.  During fiscal 2011, the main corporate objectives were:

•	Initiate patient screening and enrollment in phase 3 placebo-controlled trial in CF patients with pseudomonas lung infections as agreed upon by FDA:

•	Initiate patient screening and enrollment in phase 3 tobramycin comparator trial in Cystic Fibrosis patients with pseudomonas lung infections as agreed upon with the European Medicines Agency (EMA):

•	File IND with FDA for NTM phase 3 trial and gain agreement with FDA on phase 3 trial design and primary endpoint; and

•	Initiate patient screening and enrollment in phase 3 NTM trial.

When evaluating the performance of executive officers for fiscal 2011, the Compensation Committee and the Board reviewed the above corporate objectives in the context of the FDA clinical hold imposed on ARIKACE® in CF and NTM, which we announced on August 1, 2011. Due to the ongoing clinical hold at the end of fiscal 2011, the Board and the Compensation Committee each decided to postpone their evaluations of the 2011 bonus payments to the President and CEO and the other executive officers until later in the first quarter of 2012. This enabled the Board and the Compensation Committee to assess whether and to what extent the performance of the executive officers in 2011 impacted our strategic options and path forward in connection with the ARIKACE development program. In January 2012, the FDA lifted the clinical hold on ARIKACE in patients with NTM lung infections and in February 2012 we submitted our complete response to the FDA regarding the CF clinical hold. The Compensation Committee met in February 2012 and reviewed several factors with respect to the Company’s 2011 executive bonus program, including those listed below:

•	the level of commitment and effort expended by the executive officers;

•	the progress made regarding the 2011 objectives before the FDA imposed a clinical hold on the ARIKACE clinical trials;

•	the progress made in resolving issues associated with the clinical holds, including lifting of the NTM clinical hold and agreement with FDA on a 9-month dog toxicity study;

•	other developments, including obtaining the approval of an amendment to the EU CF phase 3 trial, after the rat carcinogenicity findings;

•	retention risks based on the current economic environment; and

•	compensation practices in peer companies.

      Based on its evaluation, the Board approved the 2011 bonus payment to the President and CEO at 50% attainment of target bonus (25% of salary).  The Compensation Committee approved payment of bonuses to the other executive officers for the fiscal year ended December 31, 2011 in the range of 50%-69% attainment of the target bonus.

Equity-Based Long-Term Incentives.   The Compensation Committee believes that stock ownership by management is beneficial for aligning the interests of management and shareholders, enhancing shareholder value and attracting and retaining talented employees.  In accordance with such belief, the Compensation Committee has sought to motivate and reward superior results by providing a significant portion of executive compensation as equity, in the form of stock options, restricted stock and restricted stock units.

When granting stock options, restricted stock or restricted stock units, the Compensation Committee considers:

•	the performance of the executives and their contributions to our overall performance;

•	the existing levels of stock ownership among the executive officers relative to each other and to our employees as a whole;

•	previous grants of stock options, restricted stock or restricted stock units to such executive officers;

•	vesting schedules of previously granted stock options, restricted stock and restricted stock units;

•	information regarding awards at comparable companies;

•	comparable data provided by independent compensation consultants (if retained);

•	any outside survey of stock option grants and restricted Common Stock awards in the biotechnology industry (if available);

•	personal knowledge of the Compensation Committee members regarding executive stock options and restricted stock awards at comparable companies; and

•	the impact of stock option, restricted stock and restricted stock unit awards on our results of operations.

Historically, we have granted stock options to all new employees upon their commencement of employment and plan to continue this practice.  Shares of our Common Stock underlying these stock options typically vested over a four-year period, with 25% of the shares vesting on each of the first four anniversaries of the date of grant.  Those options typically expired ten years from the date of grant, with the exercise price being equal to the fair market value of our Common Stock on the date of grant. Beginning in January 2011, we granted options with modified terms. These options have a ten year term, vest over a four year period, with 25% of the shares vesting on the first anniversary of the date of grant and 12 ½ % of the shares vesting on each sixth month anniversary thereafter until the fourth anniversary of the date of grant.

In May 2011, the shareholders of Insmed approved an amendment of our Amended and Restated 2000 Stock Incentive Plan (the “2000 Plan”) to increase the number of shares of Common Stock reserved and available for issuance under the Amended Incentive Plan by 3,000,000 shares to a total of 3,925,000 shares of Common Stock. As a result, we now have sufficient shares available to grant stock options and other equity awards to employees as appropriate for the foreseeable future. The Amended Incentive Plan expires in 2015.

The Compensation Committee also grants stock options to executive officers from time to time in recognition of such executive officer’s expanded duties and responsibilities or continuing contributions to company performance. The Board approves stock option grants to our President and CEO. On December 21, 2011, we granted incentive stock options to executive officers and employees. These options have a ten year term, vest over a four year period, with 25% of the shares vesting on the first anniversary of the date of grant and 12 ½ % of the shares vesting on each sixth month anniversary thereafter until the fourth anniversary of the date of grant.

Beginning in 2008, we have granted restricted stock and restricted stock unit awards to new employees upon their commencement of employment and to executive officers. The vesting criteria for the Restricted Stock Units can be either time based or a combination of time based and performance based. In January 2011, we granted restricted stock units to executive officers.  Additionally, on July 18, 2011, we granted an award of restricted stock units at hire to Ms. Andrea Holtzman Drucker, our Senior Vice President, General Counsel, and Corporate Secretary, half of which vest three years from the hire date. We may grant options, restricted stock and restricted stock unit awards to employees separately or in combination in the future as we deem beneficial and appropriate to fulfill the goals of our compensation program.

Other Benefits.   We maintain several other benefits programs offered to all employees, which includes coverage for health insurance, dental insurance, life and disability insurance, an Employee Stock Purchase Plan (as described under the heading “Equity Compensation Plan Information”) and a 401(k) Plan. The Company does not currently have any 401(k) matching plan.

Compensation of Executive Officers

Typically, during the first quarter of each fiscal year, the Board of Directors evaluates the President and CEO based on our overall performance, individual performance, level of responsibility and leadership ability. In addition, the Compensation Committee uses a formal evaluation process to help assess the performance of our executive officers.

In the first quarter of 2012, our Board of Directors evaluated the performance of the President and CEO, Mr. Timothy Whitten and established related compensation and 2011 bonus recommendations for Mr. Whitten, based on input and recommendations from the Compensation Committee. Similarly, in the first quarter of 2012, Mr. Whitten, Insmed’s President and CEO made recommendations to the Compensation Committee regarding the performance and related compensation and bonuses relating to the other Insmed executive officers for 2011. The Compensation Committee actively participated in the process of assessing Insmed’s executive officers’ performance and in setting their compensation and 2011 bonuses.

In March 2012, the Board approved payment of an annual bonus award to Mr. Timothy Whitten, President and CEO of the Company and the Compensation Committee approved bonus payments to Dr. Renu Gupta, Executive Vice President of Development and Chief Medical Officer of the Company, Mr. Kevin Tully, Executive Vice President and Chief Financial Officer, Mr. Nicholas LaBella, Jr., Chief Scientific Officer, and Ms. Andrea Holtzman Drucker, Senior Vice President, General Counsel and Corporate Secretary, for work performed by each such executive officer during the year ended December 31, 2011.  On January 31, 2011, the Company entered into employment agreements with each of Mr. Timothy Whitten, Dr. Renu Gupta, Mr. Kevin Tully, and Mr. Nicholas LaBella, Jr. These employment agreements were filed with our Current Report on Form 8-K filed with the SEC on January 31, 2011. On July 18, 2011, the Company entered into an employment agreement with Ms. Andrea Drucker. Ms. Drucker's employment agreement was filed with our Current Report on Form 8-K filed with the SEC on July 18, 2011.

The elements of our compensation program for each named executive officer are summarized below:

Timothy Whitten – President and CEO.  Mr. Whitten is responsible for developing, in connection with the Board, our corporate mission and objectives and providing direction and leadership to ensure the execution of our corporate strategy and achievement of our objectives.  In 2011, Mr. Whitten’s total compensation was comprised of the following elements:

Base Salary:  Mr. Whitten’s base salary for 2011 was $425,000 and, at Mr. Whitten’s recommendation, as approved by the Board, remains unchanged for 2012.

Cash Bonus:  Mr. Whitten is eligible for an annual, discretionary bonus of up to 50% of his annual salary based on the Company's overall financial condition and performance and the achievement of performance objectives established by the Compensation Committee.  Based on the degree of achievement of the corporate objectives for 2011, the Compensation Committee and the Board used their discretion to award Mr. Whitten a bonus for fiscal 2011 of $106,250, which represented 25% of his annual salary for 2011.

Stock Grants:  On January 31, 2011, Mr. Whitten was awarded 130,200 restricted stock units and 99,200 non-qualified stock options. On December 21, 2011, Mr. Whitten was awarded 103,100 incentive stock options.

Kevin P. Tully, C.G.A. – Executive Vice President and Chief Financial Officer.  Mr. Tully is responsible for managing all financial and administration activities, including internal and external reporting, treasury, accounting, and information technology. In 2011, Mr. Tully’s total compensation was comprised of the following elements:

Base Salary:  Mr. Tully’s base salary for 2011 was $325,000. On January 1, 2012 Mr. Tully’s base salary was increased by one and one-half percent to $329,875.

Cash Bonus:  Mr. Tully is eligible for an annual, discretionary bonus of up to 35% of his annual salary based on the Company’s overall financial condition and performance and the achievement of performance objectives established by the Compensation Committee.  Based on the degree of achievement of the corporate objectives for 2011 the Compensation Committee and the Board used their discretion to award Mr. Tully a bonus for fiscal 2011 of $78,630, which represented about 24% of his annual salary in 2011.

Stock Grants:  On January 31, 2011, Mr. Tully was awarded 55,800 restricted stock units and 24,800 non-qualified stock options. On December 21, 2011, Mr. Tully was awarded 44,700 incentive stock options.

Renu Gupta, M.D. – Executive Vice President of Development and Chief Medical Officer.   Following the business combination with Transave on December 1, 2010, Dr. Gupta was appointed Executive Vice President of Development and Chief Medical Officer of the Company.  Dr. Gupta is responsible for directing clinical, pre-clinical and regulatory departments.  As of January 31, 2011, Dr. Gupta’s total compensation was comprised of the following elements:

Base Salary:  Dr. Gupta’s base salary for 2011 was $400,000. On January 1, 2012 Dr. Gupta’s base salary was increased by one and one-half percent to $406,000

Cash Bonus:  Dr. Gupta is eligible for an annual, discretionary bonus of up to 40% of her annual salary based on the Company's overall financial condition and performance and the achievement of performance objectives established by the Compensation Committee.  Based on the degree of achievement of the corporate objectives for 2011, the Compensation Committee and the Board used their discretion to award Dr. Gupta a bonus for fiscal 2011 of $102,800, which represented about 26% of her annual salary in 2011.  Dr. Gupta also received a retention bonus of $100,000 in 2011 which is repayable should Dr. Gupta leave the Company before December 1, 2012.

Stock Grants:  On January 31, 2011, Dr. Gupta was awarded 55,800 restricted stock units and 24,800 non-qualified stock options. On December 21, 2011, Dr. Gupta was awarded 75,700 incentive stock options..

Nicholas A. LaBella, Jr. – Chief Scientific Officer.  Mr. LaBella was responsible for activities related to our strategic review and conclusion of the Company’s transaction with Transave.  Following the business combination with Transave on December 1, 2010, Mr. LaBella is responsible for directing manufacturing to support our clinical trials and research, consisting primarily of formulation development.  As of January 31, 2011, Mr. LaBella’s total compensation was comprised of the following elements:

                Base Salary:  Mr. LaBella’s base salary for 2011 was $325,000. On January 1, 2012, Mr. LaBella’s base salary was increased by one and one-half percent to $329,875.

Cash Bonus:  Mr. LaBella is eligible for an annual, discretionary bonus of up to 35% of his annual salary based on the Company's overall financial condition and performance and the achievement of performance objectives established by the Compensation Committee.  Based on the degree of achievement of the corporate objectives for 2011, the Compensation Committee and the Board used their discretion to award Mr. LaBella a bonus for fiscal 2011 of $78,630, which represents about 24% of his salary in 2011.

Stock Grants:  On January 31, 2011, Mr. LaBella was awarded 43,400 restricted stock units and 24,800 non-qualified stock options. On December 21, 2011, Mr. LaBella was awarded 10,000 incentive stock options.

Andrea Holtzman Drucker, Esq. – Senior Vice President, General Counsel and Corporate Secretary.  Ms. Drucker is responsible for oversight of all corporate- and litigation- related legal matters and regulatory compliance and providing ongoing legal support relating to ARIKACE and other product development, financing opportunities, business development initiatives and intellectual property matters.  In 2011, Ms. Drucker's total compensation was comprised of the following elements:

Base Salary: Ms. Drucker's base salary for 2011 was $300,000. Ms. Drucker joined the Company in July 2011; her total salary from July 2011 through December 2011 was $137,500. On January 1, 2012, Ms. Drucker’s annual base salary was increased by 1.13% to $303,375.

Cash Bonus:  Ms. Drucker is eligible for an annual, discretionary bonus of up to 30% of her annual salary based on the Company's overall financial condition and performance and the achievement of performance objectives established by the Compensation Committee.  Based on the degree of achievement of the corporate objectives for 2011, pro-rated to Ms. Drucker’s July 2011 start date, the Compensation Committee and the Board used their discretion to award Ms. Drucker a bonus for fiscal 2011 of $31,106 which represented about 23% of her actual salary in 2011.

Stock Grants:  On July 18, 2011, Ms. Drucker was awarded 45,000 restricted stock units. On December 21, 2011, Ms. Drucker was awarded 26,100 incentive stock options.

Say on Pay and Say on Pay Frequency

Insmed held its first shareholder advisory vote on executive officer compensation as required under the federal securities laws at its 2011 annual meeting of shareholders held on May 18, 2011. More than 90% of the votes cast on such proposal were in favor of the compensation of the named executive officers, as that compensation was disclosed in the compensation discussion and analysis and the various compensation tables and narrative that appeared in our proxy statement dated April 18, 2011. The Compensation Committee considered these voting results as supportive of the Compensation Committee’s general executive compensation practices. The Compensation Committee will continue to take into account future shareholder advisory votes on executive compensation in order to determine whether any subsequent changes to our executive compensation programs and policies would be warranted to reflect any shareholder concerns reflected in those advisory votes. Based on the voting preference of our shareholders, the frequency of future “say-on-pay “ votes will be every three years. The next shareholder advisory vote on executive officer compensation will therefore occur in 2014.

COMPENSATION COMMITTEE REPORT*

The Compensation Committee has reviewed and discussed the CDA with management and based on the review and discussions with management of the CDA, the Compensation Committee recommended to the Board that the CDA be included in this proxy statement on Schedule 14(A).

THE COMPENSATION COMMITTEE

 Randall W. Whitcomb, M.D., Chairman
 Donald Hayden, Jr.
 Melvin Sharoky, M.D.

*
The foregoing report of the Compensation Committee is not to be deemed “soliciting material” or deemed to be “filed” with the Securities and Exchange Commission (irrespective of any general incorporation language in any document filed with the Securities and Exchange Commission) or subject to Regulation 14A of the Securities Exchange Act of 1934, as amended, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent we specifically incorporate it by reference into a document filed with the Securities and Exchange Commission.

Summary Compensation Table

The following table sets forth information regarding compensation earned by the named executive officers in fiscal years 2011, 2010, and 2009.  No other executive officers who would have otherwise been includable in the following table on the basis of salary and bonus earned for fiscal 2011 have been excluded by reason of their termination of employment or change in executive status during that year.  The compensation in this table does not include certain perquisites and other personal benefits received by the named executive officers that did not exceed $10,000 in the aggregate in fiscal years 2011, 2010, and 2009.

Summary Compensation Table

Name and Principal Position			Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($)	Total ($)
Timothy Whitten	2011		425,000	106,250	1,353,460	312,393	2,197,103
President and CEO	2010	(2)	35,417	112,500	-	-	147,917

Kevin P. Tully, C.G.A.	2011		325,000	78,630	475,540	135,441	1,014,611
Executive Vice President and	2010		278,173	111,269	-	-	389,442
Chief Financial Officer	2009		275,000	110,250	-	-	385,250

Renu Gupta, M.D.	2011		400,000	102,800	475,540	229,371	1,207,711
Executive Vice President of Development and Chief Medical Officer	2010	(2)	33,333	107,800	-	-	141,133

Nicholas A. LaBella, Jr.	2011		325,000	78,630	402,380	30,300	836,310
Chief Scientific Officer	2010		214,711	72,000	115,000	-	401,711

Andrea Holtzman Drucker, J.D.	2011	(3)	137,500	31,106	513,450	79,083	761,139
Senior Vice President ,General Counsel and Corporate Secretary

(1)
Amounts calculated utilizing the provisions of FASB ASC Topic 718 except the assumptions of forfeitures is not made.  See Note 7 of the consolidated financial statements in the Company’s Form 10-K for fiscal years 2011, 2010 and 2009 regarding assumptions underlying valuation of equity awards.

(2)	Mr. Whitten’s and Dr. Gupta’s salary in 2010 are for December only.
(3)	Ms. Drucker’s 2011 salary covers the period from her date of hire on July 18, 2011 through December 31, 2011.

Equity Compensation Plan Information

In fiscal 2011, we had two equity compensation plans. We are currently granting stock-based awards from our Amended and Restated 2000 Stock Incentive Plan (the “2000 Plan”) and Amended and Restated 2000 Employee Stock Purchase Plan (the “2000 ESPP,” and together with the 2000 Plan, the “Plans”).  The Plans are administered by the Compensation Committee and the Board.

The 2000 Plan was originally adopted by the Board and approved by our shareholders in 2000 and its original ten-year term was extended to March 15, 2015 when it was amended in June 2005.  Under the terms of the 2000 Plan, we are authorized to grant a variety of incentive awards based on our Common Stock, including stock options (both incentive stock options and non-qualified stock options), restricted stock, restricted stock units, performance shares and other stock awards. In May 2011, the shareholders of Insmed approved an amendment of our 2000 Plan (the “Amended Incentive Plan”) to increase the number of shares of Common Stock reserved and available for issuance under the 2000 Plan by 3,000,000 shares to a total of 3,925,000 (adjusted for stock splits) shares of Common Stock.  These shares are reserved for awards to all participants in the 2000 Plan, including non-employee directors.

            The 2000 ESPP was adopted by the Board on April 5, 2000, and was approved by our shareholders on the same date.  It was amended by the Board to increase the number of shares available for issuance, and such amendment was approved by our shareholders on May 11, 2005.  The 2000 ESPP was subsequently amended and restated by action of the Board on October 4, 2006 and the amendment and restatement were approved by our shareholders on December 14, 2006.  Under the terms of the 2000 ESPP, the Company may offer eligible employees an opportunity to purchase our Common Stock, at a discount, through payroll deductions up to a maximum value of $25,000 per year. The 2000 ESPP provides for the issuance of a maximum of 150,000 shares of our Common Stock. The Company did not offer employees the right to purchase Common Stock under the ESPP in 2011.

            The following table presents information as of December 31, 2011, with respect to the Plans.
	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Plan Category (1)
Equity Compensation Plans Approved by Shareholders:
Amended and Restated 2000 Stock Incentive Plan (2)	1,378,776	5.58	2,036,490
Amended and Restated 2000 Employee Stock Purchase Plan	—	—	36,538

Total:	1,378,776	5.58	2,073,028

(1)	We do not have any equity compensation plans that have not been approved by our shareholders.
(2)
To the extent that stock options or stock appreciation rights granted under the 2000 Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised, or if any shares of restricted stock or performance units are forfeited, the shares of Common Stock underlying such grants will again become available for purposes of the 2000 Plan.

The following table sets forth certain information regarding grants to our named executive officers during 2011.

Named Executive Officer	Date of Grant	Options	Restricted Stock	Grant Date Fair Value ($)
Timothy Whitten	1/31/2011	99,200	-	585,280
	1/31/2011	-	130,200	768,180
	12/21/2011	103,100	-	312,393

Kevin P. Tully	1/31/2011	24,800	-	146,320
	1/31/2011	-	55,800	329,220
	12/21/2011	44,700	-	135,441

Renu Gupta, M.D.	1/31/2011	24,800	-	146,320
	1/31/2011	-	55,800	329,220
	12/21/2011	75,700	-	229,371

Nick LaBella	1/31/2011	24,800	-	146,320
	1/31/2011	-	43,400	256,060
	12/21/2011	10,000	-	30,300

Andrea Holtzman Drucker, J.D.	7/18/2011		45,000	513,450
	12/21/2011	26,100	-	79,083

Outstanding Equity Awards

           The following table sets forth certain information regarding the stock option grants, restricted stock and restricted stock units to our named executive officers as of the end of December 31, 2011.

	Outstanding Equity Awards at Fiscal Year-End 2011
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Restricted Stock	Restricted Stock Units	Option Exercise Price ($)	Option Expiration Date
Timothy Whitten	-	99,200	-	-	5.90	1/31/2021
	-	103,100	-	-	3.03	12/21/2021
	-	-	-	130,200	5.90	2/1/2014

Kevin P. Tully, C.G.A.	21,500	-	-	-	21.80	2/20/2012
	-	24,800	-	-	5.90	1/31/2021
	-	-	-	55,800	5.90	2/1/2014
	-	44,700	-	-	3.03	12/21/2021

Renu Gupta, M.D.	-	24,800	-	-	5.90	1/31/2021
	-	-	-	55,800	5.90	2/1/2014
	-	75,700		-	3.03	12/21/2021

Nicholas A. LaBella, Jr.		24,800	-	-	5.90	1/31/2021
	-	-	-	43,400	5.90	2/1/2014
	-	10,000		-	3.03	12/21/2021

Andrea Holtzman Drucker, J.D.	-	26,100	-	-	3.03	12/21/2021
	-	-	-	45,000	11.41	7/14/2014

Stock Vested

No restricted stock has vested to our named executive officers during Fiscal 2011.

Aggregated Option Exercises and Option Values

The following table shows the stock options exercised by the named executive officers during the fiscal year ended December 31, 2011 and the number and value of all unexercised options held by the named executive officers at December 31, 2011.

	Shares Acquired		Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End
	Upon Exercise	Value Realized	Exercisable	Unexercisable	Exercisable $	Unexercisable $
Timothy Whitten	-	-	-	99,200	-	-
	-	-	-	103,100	-	2,062

Kevin P. Tully, C.G.A.	-	-	-	24,800	-	-
	-	-	-	44,700	-	894

Renu Gupta, M.D.	-	-	-	24,800	-	-
	-	-	-	75,700	-	1,514

Nicholas A. LaBella, Jr.	-	-	-	24,800	-	-
	-	-	-	10,000	-	200

Andrea Holtzman Drucker, J.D.	-	-	-	26,100	-	522

Employment Agreements; Potential Payments Upon Termination or Change in Control

 On January 31, 2011, we entered into employment agreements with each of Messrs. Timothy Whitten, Kevin Tully, Nicholas LaBella, Jr. and Dr. Gupta and on July 18, 2011, we entered into an employment agreement with Ms. Drucker.  We believe that the existence of these potential benefits will discourage turnover and cause such executives to be better able to respond to the possibility of a change in control without being influenced by the potential effect of a change in control on their job security.

For purposes of the employment agreements, the term “change in control” generally includes:

(a)	the acquisition by another person of beneficial ownership of 40% or more of our Common Stock;

(b)	a proxy contest that results in the replacement of a majority of the members of our Board;

(c)	a merger after which our shareholders own less than 60% of the surviving corporation’s stock; or

(d)	approval by our shareholders of a complete liquidation or dissolution of our Company.

If, the employment agreements are terminated by us without cause or by the executive officers for good reason within twelve months (other than Mr. Whitten) after a change in control of the Company, the executive officers (other than Mr. Whitten) will receive payment of accrued obligations, a lump sum payment equal to the sum of one times their respective annual base salary and pro-rata portion of their annual target bonus for the year of termination, 100% of their annual target bonus, full vesting of all equity awards and two years continuation of health benefits provided the executive officers elect continued coverage under COBRA.  If Mr. Whitten’s employment agreement is terminated by us without cause or by Mr. Whitten for good reason within twenty-four months after a change in control of the Company, Mr. Whitten will receive payment of accrued obligations, a lump sum payment equal to the sum of two times his annual base salary, a pro-rata portion of his annual target bonus, 100% of his annual target bonus, full vesting of all equity awards and two years continuation of health benefits provided Mr. Whitten elects continued coverage under COBRA.

The employment agreements may be terminated by us with or without cause, or by the executives with or without good reason.  If the employment agreements are terminated by us without cause or by the executives for good reason, the executives will receive payment of accrued obligations, a pro rata portion of their annual target bonus for the year of termination, twelve months continuation of their respective annual base salary, 100% of their annual target bonus, full vesting of all equity awards in place for one year or longer and Company-paid health insurance for the officer and his or her dependents for eighteen months so long as they are eligible for COBRA coverage under the Company’s health and welfare plans.  In addition, if the employment agreements are not renewed at the end of a term by us without cause, then the executives will receive payment of accrued obligations, twelve months continuation of their respective annual base salary less the amount of base salary that was paid to them during the 120 day notice period for non-renewal of the term, 100% of their annual target bonus less the pro rata portion of the annual target bonus paid to them with respect to the 120 day notice period for non-renewal of the term, full vesting of all equity awards in place for one year or longer and Company-paid health insurance for the officer and his or her dependents for eight months so long as they elect COBRA coverage under Company’s health and welfare plans.

To protect our business and goodwill, for a period of 12 months after the termination of executive’s employment with us, the executive agrees that he or she will not:

1.	engage in any activity in material competition with the business in which we engaged while the executive was employed by us;

2.	directly or indirectly recruit or solicit any person who is then an employee of us or was an employee of us at any time within six months prior to such solicitation; or

3.	solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of our clients or customers, or prospective clients or customers.

Under these agreements with the executives, all stock options held by the executives at the time of a change in control will become fully exercisable and the restrictions imposed on any restricted stock and restricted stock units held by such executives shall lapse.

The severance benefits that executives may be entitled to receive under these agreements and other benefits that the executives are entitled to receive under other plans, may constitute parachute payments that are subject to the “golden parachute” rules of Section 280G of the Code and the excise tax of Code Section 4999.  If these payments are determined to be parachute payments, as calculated by our independent public accountants, the parachute payments will be reduced if, and only to the extent that, a reduction will allow the executives to receive a greater net after tax amount than the executives would receive absent a reduction.

The table below summarizes the hypothetical payments that could be incurred for each of the named executive officers at the time assuming that a qualified termination under the applicable agreement occurred on December 31, 2011 as a result of a change in control.

	Cash Severance (1)	Target Bonus (1)	Benefits (1) (2)	Value of Accelerated Options	Total
	$	$	$	$	$
Timothy Whitten	1,062,500	212,500	58,616	1,353,460	2,687,076
Kevin P. Tully, C.G.A.	438,750	113,750	58,616	475,540	1,086,656
Renu Gupta, M.D.	560,000	160,000	58,616	475,540	1,254,156
Nicholas A. LaBella	438,750	113,750	52,245	402,380	1,007,125
Andrea Holtzman Drucker, J.D.	390,000	90,000	45,756	265,500	791,256

(1)
These payments and other benefits would be payable to the executive upon a qualified termination under the applicable agreement. The cash severance figure for Mr. Whitten includes salary for two years plus the target bonus for one year. The cash severance figures for other executive officers include salary plus the target bonus for one year.

(2)	The cost of benefits disclosed includes the extension of medical and dental for a period of 24 months post termination.

The table below summarizes the hypothetical payments that could be incurred for each of the named executive officers at the time assuming that a qualified termination under the applicable agreement occurred on December 31, 2011 as a result of termination without cause.

	Cash Severance (1)	Target Bonus (1)	Benefits (1) (2)	Value of Accelerated Options	Total
	$	$	$	$	$
Timothy Whitten	637,500	212,500	43,962	1,353,460	2,247,422
Kevin P. Tully, C.G.A.	438,750	113,750	43,962	475,540	1,072,002
Renu Gupta, M.D.	560,000	160,000	43,962	475,540	1,239,502
Nicholas A. LaBella	438,750	113,750	39,184	402,380	994,064
Andrea Holtzman Drucker, J.D.	390,000	90,000	34,317	265,500	779,817

(1)
These payments and other benefits would be payable to the executive upon a qualified termination under the applicable agreement.  The cash severance figures for all of the executive officers include salary plus the target bonus for one year.

(2)	The cost of benefits disclosed includes the extension of medical and dental for a period of 18 months post termination.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is comprised entirely of independent directors and none of our executive officers served on the compensation committee or on the board of any company that employed any member of our Compensation Committee or our Board.

DIRECTOR COMPENSATION

The following table sets forth a summary of the compensation we paid to our non-employee directors in fiscal 2011.

	Fees Earned or Paid in Cash	Stock Awards (1) (2)	Option Awards	Total
	$	$	$	$
Donald J. Hayden, Jr.(3)	99,000	55,000	216,784	370,784
Richard S. Kollender	69,000	35,000	-	104,000
Steinar J. Engelsen, M.D.	60,000	35,000	-	95,000
Melvin Sharoky, M.D.	68,000	35,000	-	103,000
Randall Whitcomb, M.D.	74,000	35,000	-	109,000
Totals	370,000	195,000	216,784	781,784

(1)
Amounts calculated utilizing the provisions of FASB ASB Topic 718,  See Note 7 of the consolidated financial statements in the Company’s Form 10-K for fiscal 2011 regarding the assumptions underlying valuation of equity awards.

(2)	Each Director received restricted stock in the value of $35,000 of our Common Stock. The Chairman of the Board received restricted stock in the value of $55,000 of our Common Stock.
(3)	In December 2011, the Chairman of the Board received 85,000 of incentive stock options of our Common Stock with a FASB value of $216,784 on the date of grant.

On January 12, 2011, the Board approved new compensation arrangements for its members, which the Board confirmed in March 2012. It is currently anticipated that such arrangements shall remain unchanged for 2012. Under these arrangements, each director will be paid an annual retainer fee of $25,000, except for the Chairman of the Board, who will be paid an annual fee of $65,000.  The Chairman of each of the Compensation Committee and the Nominations and Governance Committee will be paid an annual fee of $10,000, and the Chairman of the Audit Committee will be paid an annual fee of $15,000.  These annual fees will be paid quarterly.  In addition to these annual fees, each director will receive a general Board meeting fee of either $1,000 (if attending by phone) or $2,000 (if attending in person) with respect to each meeting they attend.  With respect to each meeting of the Audit Committee, each director will receive $1,500 for each meeting he or she attends, and with respect to each meeting of each of the Compensation Committee and the Nominations and Governance Committee, each director will receive $1,000 for each meeting he or she attends.  The Chairman of the Board will also receive an annual equity-based grant of $55,000 in the form of restricted stock units (“RSU’s”) with a one year cliff vesting period, provided that he attends at least 75% of the Board meetings.  The Chairman’s annual equity-based grant for 2011 is 8,594 RSU’s, which is based on the closing price of $6.40 per share of the Company’s common stock on the NASDAQ Capital Market on January 12, 2011 (the “Closing Stock Price”). The Company will also make annual equity-based grants to each of the other directors in the amount of $35,000 in the form of RSU’s with a one year cliff vesting period, provided that the director attends at least 75% of the meetings of the Board.  The annual equity-based grant for 2011 for each of the directors, other than the Chairman, is 5,469 RSU’s based on the Closing Stock Price. The RSU’s will be settled in a lump sum cash payment upon vesting; provided, however, that if the Company’s shareholders approve an amendment to the Company’s Amended and Restated 2000 Stock Incentive Plan to increase the number of shares of common stock that may be issued under the plan or additional shares become available to the plan through stock option expirations and/or employee terminations, the Company may settle the RSU’s in shares of common stock in lieu of cash.

PROPOSAL NO. 2

RATIFICATION OF INDEPEDENT PUBLIC ACCOUNTANTS

Information Relative to Ratification of Independent Public Accountants

The Audit Committee has designated Ernst & Young LLP, independent registered public accounting firm, as our independent public accountants for the fiscal year ending December 31, 2012.  A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement and respond to appropriate questions.

Ernst & Young LLP’s principal function is to audit our consolidated financial statements and, in connection with that audit, to review certain related filings with the Securities and Exchange Commission and to conduct limited reviews of the consolidated financial statements included in each of our quarterly reports.  The aggregate fees billed for each of the last two fiscal years for professional services rendered by Ernst & Young LLP, as well as information relating to the Audit Committee’s pre-approval policies and procedures, are detailed in the “Audit Committee Report.”

Vote Not Required for Approval

Shareholder ratification of our independent public accountants is not required under Virginia law, our Articles of Incorporation or our Bylaws. However, the Board is submitting the expected appointment of Ernst & Young to the shareholders for ratification as a matter of good corporate practice.  In the event that a majority of the votes cast are against the ratification of Ernst & Young LLP as our independent public accountants for the fiscal year ending December 31, 2012, the Audit Committee will consider the vote and the reasons therefore in future decisions on the selection of our independent public accountants.

Recommendation

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANTS.

PROPOSALS FOR 2013 ANNUAL MEETING

The regulations of the Securities and Exchange Commission require any shareholder wishing to make a proposal to be acted upon at the 2013 Annual Meeting of Shareholders to present the proposal to us at our principal office in Monmouth Junction, New Jersey, no later than January 24, 2013. If the date of the 2013 Annual Meeting is more than 30 days before or more than 60 days after May 24, 2013 (the anniversary of this year’s Annual Meeting), then the deadline to make a proposal is not later than the 120th day prior to such Annual Meeting or, if later, the 10th day following the day on which public disclosure of the date of such Annual Meetng was first made. We will consider written proposals received by that date for inclusion in our proxy statement in accordance with regulations governing the solicitation of proxies.

In addition to the requirements of the SEC, our Bylaws contain certain requirements that a shareholder must meet to nominate one or more persons for election as directors at an annual meeting or to make any other proposal to be acted upon at an annual meeting.

Article I, Section 10 of our Bylaws allows any shareholder entitled to vote in the election of directors generally to nominate one or more persons for election as directors at an annual meeting only if written notice of such shareholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States registered or certified mail, postage prepaid, to our Corporate Secretary not later than 120 days nor more than 150 days before the anniversary of the the immediately preceding year’s annual meeting.  Because this year's Annual Meeting is being held on May 24, 2012, our Corporate Secretary must receive written notice of a shareholder’s intent to make such nomination or nominations at the 2013 Annual Meeting of Shareholders not later than the close of business on January 24, 2013 and not earlier than December 25, 2012.  Each such notice must set forth, among other things:

•
the name and address of the shareholder who intends to make the nomination and any other person on whose behalf the nomination is being made, and name, age, address and occupation of the person or persons to be nominated;

•	the class and number of shares of our Common Stock that are owned by the shareholder and any other person on whose behalf the nomination is being made and of the person or persons to be nominated;

•
a representation that the shareholder is a holder of record of our Common Stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•
a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

•
a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of such shareholder’s notice by, or on behalf of, such shareholder or any other person on whose behalf the nomination is being made, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such shareholder or any other person on whose behalf the nomination is being made with respect to shares of our capital stock;

•
a representation whether the shareholder or any other person on whose behalf the nomination is being made intends or is part of a group that intends to solicit proxies from shareholders in support of such nomination; and

•
such other information regarding each nominee proposed by such shareholder as would be required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required to be disclosed, pursuant to the proxy rules of the SEC had the nominee been nominated or intended to be nominated by the Board, and shall include a consent signed by each such nominee to being named in the proxy statement as a nominee and to serve as one of our directors if so elected.

Article I, Section 9 of our Bylaws requires any shareholder wishing to make any other proposal to be acted on at an annual meeting to give written notice, either by personal delivery or by United States registered or certified mail, postage prepaid, to our Corporate Secretary no later than 120 days nor more than 150 days before the anniversary of  the immediately preceding year’s annual meeting.  Because this year's Annual Meeting is being held on May 24, 2012, our Corporate Secretary must receive written notice of a shareholder’s proposal to be acted upon at the 2012 Annual Meeting of Shareholders not later than the close of business on January 24, 2013 and not earlier than December 25, 2012.  Each such notice must set forth as to each matter the shareholder proposes to bring before the annual meeting:

•
a brief description of the business desired to be brought before the annual meeting, including the complete text of any resolutions to be presented at the annual meeting with respect to such business, and the reasons for conducting such business at the annual meeting;

•	the name and address of record of the shareholder proposing such business and any other person on whose behalf the proposal is being made;

•	the class and number of shares of our Common Stock that are beneficially owned by the shareholder and any other person on whose behalf the proposal is made;

•
a representation that the shareholder is a holder of record of our Common Stock entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to propose such business,

•	any interest of the shareholder, and any other person on whose behalf the proposal is made, in such business;

•
a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of such shareholder’s notice by, or on behalf of, such shareholder or any other person on whose behalf the proposal is being made, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such shareholder or any other person on whose behalf the proposal is being made with respect to shares of our capital stock; and

•
a representation whether the shareholder or any other person on whose behalf the proposal is being made intends or is part of a group that intends (i) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal and/or (ii) to solicit proxies from shareholders in support of such proposal.

If a shareholder wishes to make a proposal that has not been included in the proxy statement to be acted upon at the 2013 Annual Meeting of Shareholders, the management proxies will be allowed to use their discretionary voting authority to vote on the proposal, unless the notice of the proposal has been received by us no later than January 24, 2013.  If the date of the 2013 Annual Meeting of Shareholders is more than 30 days before or more than 60 days after May 24, 2013 (the anniversary of this year’s Annual Meeting), then the deadline for submitting the proposal is not later than the 120th day prior to such Annual Meeting or, if later, the 10th day following the day on which public disclosure of the date of such Annual Meetiong was first made. Our Bylaws are available on our website at www.insmed.com under the heading “Investors – Corporate Governance.”  We will furnish a copy of our Bylaws without charge to any shareholder desiring a copy upon written request to Ms. Andrea Holtzman Drucker, Corporate Secretary, Insmed Incorporated, 9 Deer Park Drive, Suite C, Monmouth Junction, New Jersey, 08852.  Our Bylaws are also available at the SEC’s website (www.sec.gov) as Exhibit 3.1 to our Current Report on Form 8-K filed on March 9, 2012.

INTERNET AVAILABILITY OF PROXY MATERIALS

Under rules adopted by the SEC, we are now furnishing proxy materials on the internet in addition to mailing paper copies of the materials to each shareholder. Instructions on how to access and review the proxy materials on the internet can be found at the end of this proxy statement.

ANNUAL REPORT ON FORM 10-K

We will provide without charge to each person to whom this proxy statement has been delivered, on the written request of any such person, a copy of our Annual Report, including the financial statements and financial statement schedules.  Requests should be directed to Ms. Andrea Holtzman Drucker, Corporate Secretary, Insmed Incorporated, 9 Deer Park Drive, Suite C, Monmouth Junction, New Jersey 08852, (732) 997-4517.  A list of exhibits to the Annual Report, showing the cost of each, will be delivered with the copy of the Annual Report.  Any of the exhibits will be provided upon payment of the charge noted on the list.

SEPARATE COPIES FOR BENEFICIAL HOLDERS

Institutions that hold shares in street name for two or more beneficial owners with the same address are permitted to deliver a single set of proxy materials and annual report to that address.  Only one set of proxy materials and annual report will be delivered to such address unless we receive contrary directions from one or more of such beneficial owners. Any such beneficial owner can request a separate copy of these proxy materials or the Annual Report by contacting our Corporate Secretary as described above and we will promptly provide a separate copy.

OTHER MATTERS

The Board is not aware of any matters to be presented for action at the Annual Meeting other than as set forth herein.  However, if any other matters properly come before the meeting, or any adjournment thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

By Order of the Board of Directors

/s/ Andrea Holtzman Drucker
Andrea Holtzman Drucker,
Corporate Secretary

April 23, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE INSMED INCORPORATED ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 24, 2012:

The proxy statement and annual report are available at www.insmed.com under the heading “Investors – SEC Filings.”

NOTICE

and

PROXY STATEMENT

for

ANNUAL MEETING

of

SHAREHOLDERS

MAY 24, 2012

9 Deer Park Drive, Suite C Monmouth Junction, New Jersey 08852-1923

INSMED INCORPORATED
Monmouth Junction, New Jersey

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 24, 2012

The undersigned hereby appoints Donald J. Hayden, Jr., Timothy Whitten, Kevin P. Tully and Andrea Holtzman Drucker, or any of them, with full power of substitution in each, proxies (and if the undersigned is a proxy, substitute proxies) to vote all shares of Common Stock of Insmed Incorporated that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 24, 2012 at 9:00 a.m., at the Sofitel Hotel 120 South 17 th Street, Philadelphia, PA 19103 and at any and all adjournments or postponements thereof.  In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy is solicited on behalf of the Board of Directors.  This Proxy, when properly executed, will be voted in the manner directed in this Proxy by the undersigned shareholder.  If no direction is made, this Proxy will be voted “for” Proposals 1 and 2.

1.	Election of directors:

☐ FOR	☐ WITHHOLD

Nominee:	Melvin Sharoky, M.D. Randall W. Whitcomb, M.D.

Instruction: To withhold authority to vote for any such nominee(s), write the name(s) of the nominee(s) in the space provided below.

________________________________________________________________________

2.	Ratification of the selection of Ernst & Young LLP as the independent public accountants for Insmed for the fiscal year ending December 31, 2012:

☐ FOR	☐ AGAINST	☐ ABSTAIN

Please print and sign exactly as your name or names appear on the stock certificate.  When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.